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                                                                    Exhibit 23.2

                         Independent Auditors' Consent



The Board of Directors
Newell Rubbermaid Inc.


We consent to incorporation by reference in the registration statement (No. 333-74925) on Form S-8 of Newell Rubbermaid Inc. of our report dated March 31, 1999, relating to the statement of net assets available for plan benefits of the Rubbermaid Retirement Plan for Collectively - Bargained Associates as of December 31, 1998, which report appears in the December 31, 1999 annual report on Form 11-K of Newell Rubbermaid Inc.

KPMG LLP

/s/ KPMG LLP

Cleveland, Ohio
June 28, 2000